Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Reports Year-End Reserves and Production
Replaces 367% of 2011 Production
Announces Startup of Tertiary Oil Production at Hastings Field

PLANO, TX – February 6, 2012 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its total estimated proved oil and natural gas reserves as of December 31, 2011, were 461.9 million barrels of oil equivalent (“MMBOE”), consisting of 357.7 million barrels (“MMBbls”) of crude oil, condensate and natural gas liquids and 625.2 billion cubic feet (“Bcf”) (104.2 MMBOE) of natural gas.  Reserves were 77% oil, 56% proved developed, and 32% were attributable to tertiary oil operations.  Denbury’s reserve quantities increased approximately 64.0 MMBOE, or 16%, from reserves a year ago and the Company replaced approximately 367% of 2011 production.  Reserve growth was mainly driven by additions from Denbury’s Bakken drilling activity and Riley Ridge acquisition.  The estimated discounted net present value of Denbury's proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10”) was $10.6 billion at December 31, 2011, an increase of 45% from $7.3 billion a year earlier.  PV-10 is a non-GAAP measure; additional details of its calculation are provided further below.

Denbury’s aggregate proved reserve additions of 88.0 MMBOE during 2011 include approximately 48.2 MMBOE from the development of Bakken properties and approximately 39.5 MMBOE of natural gas reserves added by the Riley Ridge acquisition.  Total tertiary oil reserves were 147.6 MMBOE, essentially flat from a year ago after adjusting for estimated 2011 production as the Company did not commence any new tertiary oil floods during the year. With the recent startup of the Hastings and Oyster Bayou tertiary floods that are described further below, Denbury anticipates significant tertiary oil reserve additions in 2012.  Year-end proved Bakken reserves were approximately 93.9 MMBOE, approximately double the prior year-end level.  The year-end PV-10 of proved reserves attributable to Denbury’s tertiary oil and Bakken properties were $5.7 billion and $1.5 billion, respectively.

Following is a preliminary reconciliation of the changes in the Company's proved oil and natural gas reserve quantities between December 31, 2010, and December 31, 2011:

MMBOE
Balance at December 31, 2010	397.9
Extensions and discoveries, improved recoveries, and revisions of prior estimates	45.1
Acquisitions	40.2
Estimated revisions due to price changes	2.7
Estimated 2011 production	(24.0)
Balance at December 31, 2011	461.9

Denbury’s proved carbon dioxide (“CO2”) reserves at year end 2011, on a gross working interest or 8/8’s basis, were 8.9 trillion cubic feet (“Tcf”), virtually unchanged from December 31, 2010 after adjusting for 2011 production.  Of these reserves, 6.7 Tcf were in the Gulf Coast region and 2.2 Tcf were in the Rocky Mountain region.  On a net working interest basis, the acquisition of incremental working interest at Riley Ridge in 2011 added approximately 1.0 Tcf to Denbury’s net working interest CO2 reserves.  Denbury’s year-end 2011 helium reserves, net to its revenue interest, were approximately 12.0 Bcf, a 68% increase from a year ago driven by the Riley Ridge acquisition.

Preliminary 2011 and Fourth Quarter Production

Based on preliminary data, Denbury’s average annual production rate for 2011 was 65,698 barrels of oil equivalent per day (“BOE/d”) which included 30,946 barrels per day (“Bbls/d”) of tertiary oil and 8,826 BOE/d of Bakken production.  Total fourth quarter 2011 production of 67,385 BOE/d (94% oil) was up 1% from the prior quarter levels, as tertiary oil production of 31,092 Bbls/d was essentially unchanged, and Bakken production increased sequentially by 19% to 11,892 BOE/d.  Included in the fourth quarter production volumes are 1,677 BOE/d from properties which Denbury has recently agreed to sell.

Preliminary 2011 Capital Expenditures & Finding and Development (“F&D”) Costs

Denbury estimates that 2011 capital expenditures, excluding acquisition costs, capitalized interest, and tertiary startup costs of approximately $250 million, $60 million, and $30 million, respectively, and net of roughly $70 million of proceeds from equipment sale/leasebacks were approximately $1.34 billion.  This amount was slightly below the $1.35 billion budgeted for the year.  Of this amount, approximately $440 million was spent on Bakken development.  Total estimated 2011 capital expenditures of $1.68 billion consisted of approximately $1.2 billion spent on oil and natural gas development and exploration activities and $480 million on CO2 development, acquisitions, and other operations.  Based on these preliminary capital expenditure estimates, 2011 average F&D costs are estimated to be approximately $13.60 per barrel of oil equivalent (“BOE”), and approximately $22.20 per BOE if future capital costs to develop proved undeveloped reserves and net additions to unevaluated properties are included in the calculation.  Reconciliations of both F&D cost numbers are provided below.

Startup of Tertiary Oil Production at Hastings Field

Denbury today also announced the commencement of tertiary oil production from its Hastings Field in Southeast Texas in mid-January, slightly ahead of schedule.  The startup comes approximately thirty days after the first tertiary oil production from Denbury’s Oyster Bayou Field.  The two startups culminate approximately five years of planning and development which included the construction of a 325 mile, 24” pipeline and facilities to transport and then inject CO2 from Denbury’s natural source near Jackson, Mississippi to these fields in Southeast Texas.  Denbury expects these fields to generate significant production and cash flow for many years to come and anticipates booking significant proved tertiary oil reserves in both fields in 2012.

Management Comment

Phil Rykhoek, Denbury’s President and CEO, said, “We finished 2011 strong, and if the first month of 2012 is an indication of things to come, this will be a great year for Denbury.  Our proved reserves came in much as expected, our fourth quarter 2011 production was slightly ahead of target, and we are pleased to get a head start on 2012 with the earlier than expected startup of Oyster Bayou and Hastings.  While still in the initial stages of production, both new tertiary oil fields are doing well, which when coupled with a relatively mild winter to date in the Bakken, has resulted in our modestly exceeding our budgeted January production levels. Further, we have already made significant strides in meeting our 2012 goals for capital resources and liquidity with our recent agreement to sell $155 million of non-core properties and the sale of our Vanguard units in January for net proceeds of approximately $84 million.  We continue to market for sale our non-operated interest in the Greater Aneth oil field in Utah.  Further supporting the great start to the year are better than budgeted oil prices.  If these positive trends continue, we would consider modestly increasing our 2012 capital spending program, which most likely would include the retention of a fourth operated drilling rig in the Bakken during the second half of 2012.”

 “In summary, we have a solid asset base with excellent visibility on long-term production growth, a strong balance sheet that gives us tremendous financial flexibility and a workforce of highly technical, dedicated, and motivated employees focused on executing our plan.  We look forward to more positive results in 2012 as we continue to build on our highly profitable, low-risk oil platform.”

Conference Presentation

Phil Rykhoek, Denbury’s President and CEO, will be presenting at the Credit Suisse Energy Summit on February 8, 2012, at 8:45 A.M. CST.  Denbury plans to post the slides for the presentation to its website, www.denbury.com, on February 6.  The presentation will be webcast live and will be available on Denbury's website for approximately 30 days thereafter.

2011 Earnings Announcement

The Company has scheduled its annual and fourth quarter 2011 results conference call for Thursday, February 23, 2012.  You are invited to listen to our conference call broadcast live over the Internet on Thursday, February 23, 2012, at 10:00 A.M. CST.  Presenting on the call will be Phil Rykhoek, President and Chief Executive Officer, Mark Allen, Senior Vice President and Chief Financial Officer, Craig McPherson, Senior Vice President – Production Operations, and Bob Cornelius, Senior Vice President – CO2 Operations. The call may be accessed on Denbury’s website at www.denbury.com.

Information on Reserves and PV-10

Based upon Securities and Exchange Commission (“SEC”) reserves regulations, Denbury's proved reserves at December 31, 2011, were computed using first-day-of-the-month 12-month average 2011 commodity prices of $96.19 per barrel (“Bbl”) of oil (based on NYMEX prices) and a Henry Hub cash price of $4.16 per million British thermal unit (“MMBtu”) of natural gas, with necessary adjustments applied to each field to arrive at the net prices received by the Company.  Denbury's net average prices contained in the reserve report were approximately $99.55 per Bbl of oil and $4.07 per thousand cubic feet (“Mcf”) of natural gas.  Using these prices, the estimated discounted net present value of Denbury's proved reserves, before projected income taxes, using a 10% per annum discount rate was $10.6 billion at December 31, 2011.  Denbury's proved reserves at December 31, 2010 were computed using net average prices of $74.36 per Bbl of oil and $4.29 per Mcf of natural gas.  PV-10 is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”, which will be presented in Denbury’s upcoming Form 10-K) in that PV-10 is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes.  The Company estimates that PV-10 at December 31, 2011 would change by approximately $160 million for each dollar change in the oil price per Bbl and approximately $20 million for each $0.10 change in the natural gas price per MMBtu, if oil and natural gas prices were to change by relatively minor amounts.  If oil and/or natural gas prices were to change significantly, it is likely that the price differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted. Denbury’s year-end oil and natural gas reserves, and its proved CO2 and helium reserve quantities, were prepared by the independent reservoir engineering firm of DeGolyer and MacNaughton.

2011 F&D Cost Supporting Schedules:

All expenditure amounts are preliminary estimates
(Amounts in millions)

Industry Standard F&D Calculation
Total oil and natural gas exploration and development expenditures	$1,150
Acquisition costs allocated to oil and gas properties	100
Less proceeds from sale/leaseback of oil and gas facilities	(50)
Net oil and gas expenditures	$1,200
Total reserves added, excluding production (MMBOE)	88.0
Estimated F&D cost per BOE	$13.60

Alternative F&D Calculation
Total oil and natural gas exploration and development expenditures	$1,150
Net increase in proved future development costs	1,080
Acquisition costs allocated to oil and gas properties	100
Less additions to unevaluated properties	(330)
Less proceeds from sale/leaseback of oil and gas facilities	(50)
Net oil and gas expenditures	$1,950
Total reserves added, excluding production (MMBOE)	88.0
Estimated alternative F&D cost per BOE	$22.20

Denbury Resources Inc. is a growing independent oil and natural gas company.  The Company is the largest oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast regions.  The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations.  For more information about Denbury, please visit www.denbury.com.

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    In this press release Denbury provides certain preliminary unaudited financial results for the fiscal year 2011.  Denbury has prepared the summary preliminary data in this release based on the most current information available to management. Its normal closing and financial reporting processes with respect to the preliminary financial data have not been fully completed. As a result, its actual financial results could be different from this summary preliminary financial data presented herein, and any differences could be material.

    This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including estimated proved oil and gas and CO2 reserves  preliminary estimates of fourth quarter production, full-year 2011 production, potential asset sales, and 2011 capital expenditures, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q.  These risks and uncertainties are incorporated by this reference as though fully set forth herein.  These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met.  Actual results may vary materially.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972-673-2000
Mark Allen, Sr. VP and CFO, 972-673-2000
Jack Collins, Executive Director, Investor Relations, 972-673-2028